NORTHWESTERN
STOCK OPTION AND INCENTIVE PLAN


Section 1.     Purpose.

   The purpose of the Northwestern Public Service Company Stock Option and Incentive Plan (the 'Plan') is to benefit Northwestern Public Service Company (the 'Company') and its Subsidiaries (as defined in Section 2) by recognizing the contributions made to the Company by officers and other key employees (including Directors of the Company who are also employees) of the Company and its Subsidiaries, to provide such persons with additional incentive to devote themselves to the future success of the Company, and to improve the ability of the Company to attract, retain and motivate individuals, by providing such persons with a favorable opportunity to acquire or increase their proprietary interest in the Company over a period of years through receipt of options to acquire common stock of the Company. In addition, the Plan is intended as an additional incentive to members of the Board of Directors of the Company who are not employees of the Company ('Non-Employee Directors) to serve on the Board of Directors of the Company (the 'Board') and to devote themselves to the future success of the Company by providing them with a favorable opportunity to acquire or increase their proprietary interest in the Company through receipt of options to acquire common stock of the Company.

     The Company may grant stock options that constitute 'incentive stock options' ('ISOs') within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the 'Code'), or stock options that do not constitute ISOs ('NSOs') (ISOs and NSOs being hereinafter collectively referred to as 'Options').

Section 2.     Eligibility.

     Non-Employee Directors shall participate in the Plan only in accordance with the provisions of Section 5 of the Plan. The Committee (as defined in Section 3) shall initially, and from time to time thereafter, select those officers and other key employees (including Directors of the Company who are also employees) (collectively referred to herein as 'Key Employees') of the Company or any other entity of which the Company is the direct or indirect beneficial owner of not less than thirty-three and onethird percent (33-1/3%) of all issued and outstanding equity interests ('Subsidiaries'), to participate in the Plan on the basis of the special importance of their services in the management, development and operations of the Company or its Subsidiaries (each such Director and Key Employee receiving Options granted under the Plan is referred to herein as an 'Optionee'); provided, however, that the Committee may delegate, in writing and subject to terms and conditions which it deems appropriate, to the Chief Executive Officer of the Company the ability to award Options to Key Employees who are not officers of the Company or its Subsidiaries.

Section 3.     Administration.

     3.1 The Committee. The Plan shall be administered by the Nominating and Compensation Committee of the Board (the 'Committee').
     3.2 Authority of the Committee. Except as provided in Section 2, no person, other than members of the Committee, shall have any authority concerning decisions regarding the Plan. Subject to the express provisions of the Plan, including but not limited to Section 5, the Committee (or the Chief Executive Officer, to the extent the Committee delegates authority to him pursuant to Section 2) shall have sole discretion concerning all matters relating to the Plan and Options granted hereunder. The Committee (or the Chief Executive Officer, to the extent the Committee delegates authority to him pursuant to Section 2) in its sole discretion, shall determine the Key Employees of the Company and its Subsidiaries to whom, and the time or times at which Options will be granted, the number of shares to be subject to each Option, the expiration date of each Option, the time or times within which the Option may be exercised, the cancellation of the Option (with the consent of the holder thereof), and the other terms and conditions of the grant of the Option. The terms and conditions of the Options need not be the same with respect to each Optionee or with respect to each Option.

   The Committee may, subject to the provisions of the Plan, establish such rules and regulations as it deems necessary or advisable for the proper administration of the Plan, and may make determinations and may take such other action in connection with or in relation to the Plan as it deems necessary or advisable. Each determination or other action made or taken pursuant to the Plan, including interpretation of the Plan and the specific terms and conditions of the Options granted hereunder by the Committee (or the Chief Executive Officer, to the extent the Committee delegates authority to him pursuant to Section 2) shall be final and conclusive for all purposes and upon all persons including, but without limitation, the Company, its Subsidiaries, the Committee, the Board, officers and the affected employees of the Company and/or its Subsidiaries and their respective successors in interest.

    No member of the Committee shall, in the absence of bad faith, be liable for any act or omission with respect to service on the Committee. Service on the Committee shall constitute service as a Director of the Company so that members of the Committee shall be entitled to indemnification pursuant to the Company's Certificate of Incorporation and By-Laws.

Section 4.     Shares of Common Stock Subject to Plan.

     4.1 The total number of shares of common stock, par value $1.75 per share, of the Company (the 'Common Stock'), that may be issued and sold under the Plan initially shall be 1,338,189. The total number of shares of Common Stock that may be available for Options under the Plan shall be adjusted on January 1 of each calendar year, within the Applicable Period (as defined below), so that the total number of shares of Common Stock that may be issued and sold under the Plan as of January 1 of each calendar year within the Applicable Period shall be equal to seven and one-half percent (7.5%) of the outstanding shares of Common Stock of the Company on such date; provided, however, that no such adjustment shall reduce the total number of shares of Common Stock that may be issued and sold under the Plan below 1,338,189. For purposes of the preceding sentence, Applicable Period shall be the ten-year period commencing on May 6, 1998 and ending May 5, 2008. The aforementioned total number of shares of Common Stock shall be adjusted in accordance with the provisions of Section 4.2 hereof. Any shares of Common Stock subject to issuance upon exercise of Options but which are not issued because of a surrender (other than pursuant to Section 7.2 or 7.3 of the Plan), forfeiture, expiration, termination or cancellation of any such Option, shall once again be available for issuance pursuant to subsequent Options. If either the purchase price of the shares of Common Stock upon exercise of any Option or the tax withholding requirement is satisfied by tendering or withholding of shares of Common Stock or by tendering exercisable Options, only the number of shares of Common Stock issued net of the shares of Common Stock tendered or withheld shall be deemed delivered for purposes of determining the number of shares of Common Stock available for Options under the Plan.

     4.2 The number of shares of Common Stock subject to the Plan and to Options granted under the Plan shall be adjusted as follows: (a) in the event that the number of outstanding shares of Common Stock is changed by any stock dividend, stock split or combination of shares, the number of shares subject to the Plan and to Options previously granted thereunder shall be proportionately adjusted; (b) in the event of any merger, consolidation or reorganization of the Company with any other corporation or corporations, there shall be substituted on an equitable basis as determined by the Board of Directors, in its sole discretion, for each share of Common Stock then subject to the Plan and for each share of Common Stock then subject to an Option granted under the Plan, the number and kind of shares of stock, other securities, cash or other property to which the holders of Common Stock of the Company are entitled pursuant to the transaction; and (c) in the event of any other change in the capitalization of the Company, the Committee, in its sole discretion, shall provide for an equitable adjustment in the number of shares of Common Stock then subject to the Plan and to each share of Common Stock then subject to an Option granted under the Plan. In the event of any such adjustment, the exercise price per share shall be proportionately adjusted.

Section 5.     Grant of Options to Non-Employee Directors.

     5.1 Grants. Each individual who is a Non-Employee Director on the effective date of the Plan shall be granted automatically a NSO to purchase 1200 shares of Common Stock on the effective date on the Plan. NonEmployee Directors shall also be eligible to receive discretionary grants of NSOs as determined by the Committee from time to time.

     5.2 Exercise Price and Period. Except as provided for in the next sentence, the per share Option exercise price of each such NSO granted to a Non-Employee Director shall be the 'Fair Market Value,' on the date on which the Option is granted, of the Common Stock subject to the Option. The Committee shall, in its sole discretion, have the right to establish (in the Option Agreement described in Section 6.2) a per share Option exercise price for each such NSO granted to a Non-Employee Director which is more or less than Fair Market Value. For purposes of this Agreement, 'Fair Market Value' shall mean the average of the closing price for Company Stock as reported on the New York Stock Exchange for the 20 business days ending on the third business day preceding the date with respect to which such Company Stock is being valued, for which trades in Company Stock were reported on the New York Stock Exchange. If no trades occur on a certain day, the closing price for the last preceding day on which trading occurred will be used as the closing price for that day.

     In addition to the terms and conditions set forth in this Section 5, NSOs also shall be subject to such terms and conditions applicable to ISOs according to Sections 6.2, 6.3, 6.4 and 6.5, provided, however, such additional terms and conditions are not inconsistent with the terms and conditions set forth in Section 5 of this Plan.

Section 6.     Grants of Options to Employees.

     6.1 Grant. Subject to the terms of the Plan, the Committee (or the Chief Executive Officer, to the extent the Committee delegates authority to him pursuant to Section 2) may from time to time grant Options, which may be ISOs or NSOs, to Key Employees of the Company or any of its Subsidiaries. Unless otherwise expressly provided at the time of the grant, Options granted under the Plan to Key Employees will be ISOs.

     6.2 Option Agreement. Each Option shall be evidenced by a written Option Agreement specifying the type of Option granted, the Option exercise price, the terms for payment of the exercise price, the expiration date of the Option, the number of shares of Common Stock to be subject to each Option, the time frame in which an Option shall become vested and exercisable, the circumstances under which an Option which has not become vested and exercisable can be forfeited, the circumstances under which an Option which has not become vested and exercisable can become immediately vested and exercisable, and such other terms and conditions established by the Committee, in its sole discretion, not inconsistent with the Plan.

     6.3 Expiration. Except to the extent otherwise provided in or pursuant to Section 7, each Option shall expire, and all rights to purchase shares of Common Stock shall expire, on the tenth anniversary of the date on which the Option was granted.

     6.4 Required Terms and Conditions of ISOs. Each ISO granted to a Key Employee shall be in such form and subject to such restrictions and other terms and conditions as the Committee (or the Chief Executive Officer, to the extent the Committee delegates authority to him pursuant to Section 2) may determine, in its sole discretion, at the time of grant, subject to the general provisions of the Plan, the applicable Option Agreement, and the following specific rules:
          (a) Except as provided in Section 6.4(d), the per share exercise price of each ISO shall be the Fair Market Value of the shares of Common Stock on the date such ISO is granted.
          (b) The aggregate Fair Market Value (determined with respect to each ISO at the time such Option is granted) of the shares of Common Stock with respect to which ISOs are exercisable for the first time by an individual during any calendar year (under all incentive stock option plans of the Company and its parent and subsidiary corporations) shall not exceed $100,000. If the aggregate Fair Market Value (determined at the time of grant) of the Common Stock subject to an Option, which first becomes exercisable in any calendar year exceeds the limitation of this Section 6.4(b), so much of the Option that does not exceed the applicable dollar limit shall be an ISO and the remainder shall be a NSO; but in all other respects, the original Option Agreement shall remain in full force and effect.

          (c) As used in this Section 6, the words `parent' and 'subsidiary' shall have the meanings given to them in Section 424(e) and 424(f) of the Code.

          (d) Notwithstanding anything herein to the contrary, if an ISO is granted to an individual who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporations, within the meaning of Section 422(b)(6) of the Code, (i) the purchase price of each share of Common Stock subject to the ISO shall be not less than one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date the ISO is granted, and (ii) the ISO shall expire and all rights to purchase shares thereunder shall cease no later than the fifth anniversary of the date the ISO was granted.

          (e) No ISOs may be granted under the Plan after May 5, 2008.

     6.5 Required Terms and Conditions of NSOs. Each NSO granted to Key Employees shall be in such form and subject to such restrictions and other terms and conditions as the Committee (or the Chief Executive Officer, to the extent the Committee delegates authority to him pursuant to Section 2) may determine, in its sole discretion, at the time of grant, subject to the general provisions of the Plan and the applicable Option Agreement; provided, however, that the per share exercise price of each NSO shall be the Fair Market Value of the shares of Common Stock on the date such NSO is granted.

Section 7.     Exercise of Options.

     7.1 Notice. A person entitled to exercise an Option may do so by delivery of a written notice to that effect specifying the number of shares of Common Stock with respect to which the Option is being exercised and any other information the Committee may prescribe. The notice shall be accompanied by payment as described in Section 7.2. The notice of exercise shall be accompanied by the Optionee's copy of the writing or writings evidencing the grant of the Option. All notices or requests provided for herein shall be delivered to the Corporate Secretary of the Company.

     7.2 Exercise Price. Except as otherwise provided in the Plan or in any Option Agreement, the Optionee shall pay the purchase price of the shares of Common Stock upon exercise of any Option: (a) in cash; (b) in cash received from a broker-dealer to whom the Optionee has submitted an exercise notice consisting of a fully endorsed Option (however, in the case of an Optionee subject to Section 16 of the 1934 Act, this payment option shall only be available to the extent such insider complies with Regulation T issued by the Federal Reserve Board); (c) by delivering (either actual delivery or by attestation procedures established by the Company) previously owned shares of Common Stock (which the Optionee has held for at least six months prior to the delivery of such shares or which the Optionee purchased on the open market and in each case for which the Optionee has good title, free and clear of all liens and encumbrances) having an aggregate Fair Market Value on the date of exercise equal to the Option exercise price; (d) by directing the Company to withhold such number of shares of Common Stock otherwise issuable upon exercise of such Option having an aggregate Fair Market Value on the date of exercise equal to the Option exercise price; (e) by agreeing to surrender Options then exercisable valued at the excess of the aggregate Fair Market Value of the shares of Common Stock subject to such Options on the date of exercise over the aggregate option price of such shares;
(f) in the case of a Key Employee, by such other medium of payment as the Committee, in its discretion, shall authorize at the time of grant; or
(g) by any combination of (a), (b), (c), (d) (e) and (f). In the case of an election pursuant to (a) or (b) above, cash shall mean cash or a check issued by a federally insured bank or savings and loan, and made payable to the Company. The Company shall issue, in the name of the Optionee, stock certificates representing the total number of shares of Common Stock issuable pursuant to the exercise of any Option as soon as reasonably practicable after such exercise, provided that any shares of Common Stock purchased by an Optionee through a broker-dealer pursuant to clause (b) above shall be delivered to such broker-dealer in accordance with 12 C.F.R. 220.3(e)(4) or other applicable provision of law.

     7.3 Taxes Generally. At the time of the exercise of any Option, as a condition of the exercise of such Option, the Company may require the Optionee to pay the Company an amount equal to the amount of the tax the Company or any Subsidiary may be required to withhold to obtain a deduction for federal and state income tax purposes as a result of the exercise of such Option by the Optionee or to comply with applicable law.

     7.4 Payment of Taxes. At any time when an Optionee is required to pay an amount required to be withheld under applicable income tax or other laws in connection with the exercise of an Option, the Optionee may satisfy this obligation in whole or in part by: (a) directing the Company to withhold such number of shares of Common Stock otherwise issuable upon exercise of such Option having an aggregate Fair Market Value on the date of exercise equal to the amount of tax required to be withheld; or (b) delivering (either actual delivery or by attestation procedures established by the Company) previously owned shares of Common Stock (which the Optionee has held for at least six months prior to the delivery of such shares or which the Optionee purchased on the open market and in each case for which the Optionee has good title, free and clear of all liens and encumbrances) having an aggregate Fair Market Value equal to the amount of tax required to be withheld. The Committee may disapprove any election or delivery or may suspend or terminate the right to make elections or deliveries.

Section 8.     Transferability of Options.

     No Option granted pursuant to the Plan shall be transferable otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code. Notwithstanding the preceding sentence, an Option Agreement for NSOs may provide that the Optionee, at any time prior to his death, may assign all or any portion of an Option granted to him to (i) his spouse or lineal descendant, (ii) the trustee of a trust for the primary benefit of his spouse or lineal descendant, (iii) a partnership of which his spouse and lineal descendants are the only partners, or (iv) a tax exempt organization as described in Code Section 501(c)(3). In such event, the spouse, lineal descendant, trustee, partnership or tax exempt organization will be entitled to all of the rights of the Optionee with respect to the assigned portion of such Option, and such portion of the Option will continue to be subject to all of the terms, conditions and restrictions applicable to the Option, as set forth herein and in the related Option Agreement immediately prior to the effective date of the assignment. Any such assignment will be permitted only if: (i) the Optionee does not receive any consideration therefore; and (ii) the assignment is expressly permitted by the applicable Agreement as approved by the Committee. Any such assignment shall be evidenced by an appropriate written document executed by the Optionee, and a copy thereof shall be delivered to the Company on or prior to the executive date of the assignment.

Section 9.     Rights as Shareholder.

     An Optionee or a transferee of an Optionee pursuant to Section 8 shall have no rights as a shareholder with respect to any Common Stock covered by an Option or receivable upon the exercise of an Option until the Optionee or transferee shall have become the holder of record of such Common Stock, and no adjustments shall be made for dividends in cash or other property or other distributions or rights in respect to such Common Stock for which the record date is prior to the date on which the Optionee shall have in fact become the holder of record of the shares of Common Stock acquired pursuant to the Option.

Section 10.    Postponement of Exercise.

     The Committee may postpone any exercise of an Option for such time as the Committee in its sole discretion may deem necessary in order to permit the Company (a) to effect, amend or maintain any necessary registration of the Plan or the shares of Common Stock issuable upon the exercise of an Option under the Securities Act of 1933, as amended, or the securities laws of any applicable jurisdiction, (b) to permit any action to be taken in order to (i) list such shares of Common Stock on a stock exchange if shares of Common Stock are then listed on such exchange or (ii) comply with restrictions or regulations incident to the maintenance of a public market for its shares of Common Stock, including any rules or regulations of any stock exchange on which the shares of Common Stock are listed, or (c) to determine that such shares of Common Stock and the Plan are exempt from such registration or that no action of the kind referred to in (b)(ii) above needs to be taken; and the Company shall not be obligated by virtue of any terms and conditions of any Option or any provision of the Plan to recognize the exercise of an Option or to sell or issue shares of Common Stock in violation of the Securities Act of 1933 or the law of any government having jurisdiction thereof. Any such postponement shall not extend the term of an Option and neither the Company nor its directors or officers shall have any obligation or liability to an Optionee, to the Optionee's successor or to any other person with respect to any shares of Common Stock as to which the Option shall lapse because of such postponement.

Section 11.    Trust Agreement.

     The Company may enter into a trust agreement ('Trust Agreement') whereby the Company shall agree to contribute to a trust ('Trust') for the purpose of accumulating shares of Common Stock to assist the Company in fulfilling its obligations to Optionee hereunder. Such Trust Agreement shall be substantially in the form of the model trust agreement set forth in Internal Revenue Service Revenue Procedure 92-64, or any subsequent Internal Revenue Service Revenue Procedure, and shall include provisions required in such model trust agreement that all assets of the Trust shall be subject to the creditors of the Company in the event of insolvency.

Section 12.    Termination or Amendment of Plan.

     The Committee may correct any defect or supply an omission or reconcile any inconsistency in the Plan or in any Option granted hereunder in the manner and to the extent it shall deem desirable, in its sole discretion, to effectuate the Plan.

     No amendment or termination of the Plan shall in any manner affect any Option theretofore granted without the consent of the Optionee, except that the Committee may amend the Plan in a manner that does affect Options theretofore granted upon a finding by the Committee that such amendments is in the best interest of holders of outstanding Options affected thereby.

Section 13.    Effective Date.

     The Plan shall be effective upon the date of approval of the Plan by an affirmative vote of a majority of the shares of the voting stock of the Company entitled to be voted by the holders of stock represented at a duly held shareholders' meeting, within 12 months after the date of adoption of the Plan by the Board.